UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                   July 6, 2007
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania  19102-2112
(Address of principal executive offices)  (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of  Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    We are amending our Form 8-K filed on July 11, 2007, which reported, among other things, Dennis R. Glass’s promotion to Chief Executive Officer, to report changes in Dennis R. Glass’s compensation as a result of his promotion.  The Compensation Committee of our Board of Directors approved an increase in the salary of Dennis R. Glass from $900,000 to $1,000,000.   In addition, the Compensation Committee increased his target award for 2007 under the annual incentive program (“AIP”) from $1,102,500 to $1,551,250.  We disclosed the types of performance measures for the AIP as well as an explanation of the AIP in a Form 8-K filed with the SEC on February 28, 2007.   As additional long-term incentive compensation, Mr. Glass was granted options to purchase 43,554 shares of our common stock at an exercise price of $60.76, and an award of 8,339 restricted shares of common stock.  Mr. Glass was also granted a special promotion award of options to purchase 174,216 shares of our common stock at an exercise price of $60.76.  All of the awards were granted under our Amended and Restated Incentive Compensation Plan pursuant to award agreements not materially different from those previously filed with the SEC and, subject to the terms of the award, will vest equally over three years beginning on the first anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By /s/Frederick J. Crawford
Name: Frederick J. Crawford
Title: Senior Vice President and
Chief Financial Officer

Date:  August 9, 2007